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                                  EXHIBIT 10.1

                                  JOSTENS, INC.
                   SEPARATION AGREEMENT AND RELEASE OF CLAIMS

     This Separation Agreement including a General and Special Release of Claims (this "Agreement") is made as of the 1st day of April, 2002, by and between JOSTENS, INC., a Minnesota corporation (the "Company") and Gregory S. Lea (the "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Executive is a Vice President and General Manager of the Company; and

     WHEREAS, the Executive wishes to resign from his position as a Vice President and General Manager to pursue other interests; and

     WHEREAS, the parties wish to set forth their agreement as to the timing and circumstances of the Executive's resignation and the undertakings of the parties in connection therewith;

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

     1.   Resignation.

     The Executive hereby resigns from his position as a Vice President and General Manager of the Company and terminates his employment with the Company effective as of April 1, 2002 (the "Effective Date"). The Executive also resigns as an officer and director of all subsidiaries and affiliates of the Company effective as of the Effective Date.

     2.   Payments And Benefits Following Resignation.

     Subject to the Executive's compliance with all of his obligations under this Agreement, and in consideration of the Executive, among other things, agreeing to maintain confidential information and not to compete with the Company during the 18-month period April 1, 2002 - September 30, 2003 (the "Benefits Period"), as provided in Sections 4 and 5 below and executing the waivers and releases set forth in Section 7 below, the Company shall provide the Executive with the payments and other benefits provided for under this Agreement, as follows:

     (a) Severance Benefits and Vacation Pay. The Company shall pay the Executive in a lump sum as soon as reasonably practicable after the Effective Date (the "Payment Date") a severance benefit of $805,485.85, less applicable withholding taxes, representing the aggregate of all amounts payable to the Executive upon his termination of service, including salary, bonus,

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medical insurance, perquisites, Executive Supplemental Retirement Agreement benefits, benefits under the Company's Executive Change in Control Severance Pay Plan, and an income tax gross-up amount compensating him for the Company's cash payment in lieu of providing him with certain tax-free benefits in kind. In addition, the Company shall pay the Executive on the Payment Date $12,636.69 in lieu of the fifteen days of accrued and unused vacation that the Executive has earned as of the Effective Date under the Company's vacation plan for similarly situated employees.

     (b) Outplacement Benefits and Computer Use. The Company shall provide the Executive with outplacement services with the firm of Lee Hecht Harrison for a period ending on the earlier to occur of September 30, 2003, or the date on which the Executive commences new full-time employment. During the same period, the Executive shall be entitled to continue using the laptop computer and associated software owned or licensed by the Company and currently provided for his use; provided, however, that (i) the Executive shall no longer be provided with access to the Company's internal computer network, except for access to any e-mail that may be received for him; and (ii) at or before the end of such period, the Executive shall return that computer to the Company in good working condition, ordinary wear and tear excepted.

     After the Effective Date, no other welfare benefits shall be provided by the Company to or for the benefit of the Executive, except to the extent included in the severance benefit payable under Section 2(a), the benefits provided under this Section 2(b) or provided by or through the Company at the expense of the beneficiary under Section 2(g).

     (c) Repurchase of Shares. The Company shall repurchase from the Executive, on the Payment Date, 5,351 shares of the Company's stock which are owned without restriction, and 4,171 shares which are now pledged to secure a loan to the Executive from the Company, in accordance with Section 3(a) of the Management Shareholder Agreement, and Section 1.4(b) of the Loan and Pledge Agreement, both dated as of May 10, 2000 between the Company and the Executive. The repurchase price for all of the shares shall be $28.50 per share which is the fair market value of the shares as of December 31, 2001 as determined by the Company's Board of Directors. The proceeds of the repurchase of both the pledged shares and the shares owned without restriction shall first be applied in satisfaction of the Executive's $125,790.11 outstanding loan from the Company (i.e., principal of $105,318 and interest of $20,472.11), and the balance of the proceeds shall be paid to the Executive.

     (d) Pension Benefits. An aggregate annual benefit of $32,408 shall be paid to the Executive each year commencing in the year in which he attains age 65, of which $20,258 shall be paid from Pension Plan D and the balance shall be paid by the Company pursuant to the Supplemental Pension Plan; provided, however, that if the annual benefit payable under Pension Plan D is less than $20,258 at that time, the difference shall be paid by the Company under the Supplemental Pension Plan. The Executive shall remain entitled to receive his benefits under those plans at the time and in the manner he chooses, subject to the terms and conditions of those plans. This Agreement does not adversely affect any of the Executive's benefits or other rights under Pension Plan D, the Supplemental Pension Plan or the Company's 401(k) Retirement Savings Plan.

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     (e) Options. Executive holds an option to acquire an aggregate of 38,680 shares issued pursuant to the Stock Option Agreement made pursuant to the Jostens, Inc. Stock Incentive Plan and dated as of May 10, 2000, between the Company and the Executive, the exercisable portion of which represents the right to acquire 7,736 shares. The Company shall pay Executive $25,142 on the Payment Date in respect of such exercisable portion, upon which payment the entire option shall be cancelled.

     (f) References and Non-disparagement. The Company shall provide the Executive with a favorable written reference (in the form attached hereto as Exhibit A) and, if requested, favorable written references relating to his employment by the Company. The Executive and the Company agree that, before and after his termination of employment with the Company, neither of them will make any statement or communication of information by whatever means relating to his employment with the Company that may be reasonably interpreted to be critical of or derogatory to the other party to this Agreement, including, in the case of the Company, its officers, directors and employees; provided, however, that nothing in this paragraph is intended to keep either party from testifying truthfully under subpoena or other legal process before any court or administrative agency of competent jurisdiction.

     (g) Election to Continue or Convert Welfare Benefits. This Agreement shall not adversely affect the rights of the Executive and/or his eligible spouse and dependents to elect to continue (or convert to individual coverage), after the Effective Date and at such individual's own expense, any of the group health, life insurance and/or disability income insurance benefits provided to him by the Company as of the Effective Date, but only to the extent any such individual is entitled to such rights under applicable state or federal law or the terms of the applicable Company plan or insurance contract.

     3.  Exclusive Separation Payments And Benefits.

     The Executive and the Company acknowledge and agree that this Agreement is intended to be the exclusive separation arrangement between the Company and the Executive. Accordingly, unless otherwise agreed to in writing signed by the Executive and the Company, the Executive and the Company agree that the Executive shall not be entitled to any remuneration, payments or other benefits under any other severance or separation plan or arrangement of the Company (other than the payments and other benefits provided to the Executive pursuant to, or referred to in, this Agreement); and Executive specifically waives any and all rights he may have to benefits under the Executive Supplemental Retirement Agreement between the Executive and the Company. The payments and other benefits provided by or referred to in this Agreement include any severance or termination benefits that may be required by applicable law.

     4.  Confidential Information.

     (a) The Executive shall not, at any time or for any reason, disclose, exploit, sell, publish, communicate or divulge, directly or indirectly, to any person, corporation or entity, or use for his own benefit, any Confidential or Proprietary Information. For the purposes of this Agreement, "Confidential or Proprietary Information" shall mean information belonging to the Company or any of its affiliates and acquired by the Executive during the course of his

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employment that is of a special and unique nature and value, (i) where such information is not generally known in the industries in which the Company is currently engaged in business; and (ii) where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of the Company or its affiliates. Such information (whether in printed or electronic form) includes, but is not limited to, such matters as the Company's employee lists and other personnel and compensation information; office policies and practices; manuals, books and training materials; management organization and methods; performance reviews, project assessments and all other forms and documents used in management of the Company's employees and in performing work for the Company; trade secrets; procedures; financial accounts, costs and sales data; supply sources, resources and contracts; accounting and bookkeeping practices and financial, marketing and operating data and records; databases; information relating to costs and revenues; other financial information; marketing and business forecasts and business and development plans and strategies (whether contemplated, initiated or completed); advertising and marketing methods; customer and prospective customer names and lists; price lists; business contacts and existing and potential business opportunities; data collection forms and other documents provided to customers, contracts or other agreements with customers or vendors; customers' needs for the Company's products and services; any information concerning any publication, product, technology, procedure or service currently offered or under development by the Company; other information specific to the Company's products; any litigation and other legal matters (including but not limited to the terms of this Agreement); all reports, statements, correspondence, memoranda, methods of operation, policies, results of analysis, strategic information and other information distributed to policy or management committee members or at business meetings; and any other similar information.

     (b) In the event the Executive shall be requested, by subpoena or otherwise, in a judicial, administrative or government proceeding to make disclosures of Confidential or Proprietary Information which are otherwise prohibited by this Agreement (whether by way of oral questions, interrogatories, requests for information or documents, subpoenas or similar process), the Executive shall notify the Company in writing of such request (and shall provide a copy of such request to the Company) within two (2) business days of the Executive's receipt thereof and before providing any information in response to such request. The Company shall provide counsel to represent the Executive at the Company's expense in connection with responding to any such subpoena or request for information.

     (c) The Executive shall return to the Company immediately upon request of the Company at any time during the Benefits Period all of the Company's property and Confidential or Proprietary Information which is in tangible form (including, but not limited to, all correspondence, memoranda, files, manuals, books, lists, records, equipment, computer disks, magnetic tape, and electronic or other media and equipment) and all copies thereof in the Executive's possession, custody or control.

     5.  Covenant Not to Compete.

     (a) Without the written consent of the Company in its sole and absolute discretion, the Executive shall not, directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, capital investor, lender, employee, agent, or in any other capacity (other than as a holder of no more than one percent (1%) of the outstanding stock of a

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publicly-traded corporation), for the duration of the Benefits Period, engage in the Company Business, or work for or provide services to any Competitor of the Company or its affiliates. For the purposes of this Agreement, (i) the term "Company Business" shall mean both the domestic and international school-related affinity products and services business, including but not limited to the school photography business, and any other business engaged in, or proposed to be engaged in, by the Company or its affiliates as of the effective date of this Agreement; and (ii) the term "Competitor" shall mean any natural person, corporation, firm, organization, trust, partnership, association, joint venture, governmental agency or other entity that engages, or proposes to engage, in the Company Business.

     (b) During the Benefits Period, the Executive shall not directly or indirectly, (i) induce or attempt to induce or otherwise counsel, advise, ask or encourage any individual who at the time is a current employee of the Company or its affiliates, to leave the employ of the Company or its affiliates or to accept employment with another employer besides the Company or its affiliates as an employee or as an independent contractor; (ii) offer employment to or hire such individual, or (iii) cause, encourage or assist any other person or entity, directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, capital investor, lender, employee, agent, or in any other capacity (other than as a holder of no more than one percent (1%) of the outstanding stock of a publicly-traded corporation) to offer employment to or hire any such individual.

     (c) The Executive agrees that the restrictions imposed upon him by the provisions of this Section 5 are fair and reasonable considering the nature of the Company's business, and are reasonably required for the protection of the Company. The Executive further agrees that the provisions of Section 5(a) relating to areas of restriction and time periods of restriction were specifically discussed in good faith and are acceptable to the Executive. Nevertheless, to the extent that these restrictions exceed the maximum areas of restriction, limitations or periods of time which a court of competent jurisdiction would enforce, the areas of restriction, limitations or time periods shall be modified by such court to be the maximum areas of restriction, limitations or time periods which such court would enforce in any state in which such court shall be convened. If any other part of this Section 5 is held to be invalid or unenforceable, the remaining parts shall nevertheless continue to be valid and enforceable as though the unenforceable portions were absent.

     (d) The Executive acknowledges that a breach of any of the provisions of this Section 5 may result in continuing and irreparable damages to the Company for which there may be no adequate remedy at law and that the Company, in addition to all other relief available to it, shall be entitled to the issuance of a temporary restraining order, preliminary injunction and permanent injunction restraining the Executive from committing or continuing to commit any breach of the provisions of Section 4 above or this Section 5 pending further legal proceedings and for appropriate periods in the future. Furthermore, the Executive understands that his breach of the provisions of Section 4 above or this Section 5 may cause monetary damages to the Company. In the event of a final adjudication by a court of competent jurisdiction that the Executive has breached the provisions of Section 4 above or this Section 5, the Executive shall be required to pay the Company the amount of any actual damages awarded to the Company as a result of such adjudication, plus the amount of the Company's reasonable attorneys fees and expenses. In the event of a final adjudication by a court of competent jurisdiction that the

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Executive has not breached the provisions of Section 4 above or this Section 5, the Company shall be required to pay the Executive the amount of the reasonable attorneys fees and expenses incurred by the Executive in connection with the proceedings resulting in such final adjudication. For the purposes of this Agreement, a "final adjudication" is a judgment from which no further appeal may be taken, either because no further appeal is available or because the time for taking such appeal has expired.

     6.  Release and Waiver of Claims Against the Company.

     (a) The Executive, on behalf of himself, his agents, heirs, successors, assigns, executors and administrators, in consideration for the payments and other consideration provided for under this Agreement, hereby forever releases and discharges the Company and its successors, their affiliated entities and controlling persons, and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, successors and assigns from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Agreement, including but not limited to (i) any claim for breach of contract, breach of implied covenant, breach of oral or written promise, wrongful termination, intentional infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation alleged violations of Title VII of the Civil Rights Act of 1964, as amended, prohibiting discrimination based on race, color, religion, sex or national origin; the Family and Medical Leave Act; the Americans With Disabilities Act prohibiting discrimination based on disability; the Age Discrimination in Employment Act prohibiting discrimination based on age over 40; other federal, state and local laws, ordinances and regulations; and any unemployment or workers' compensation law; (ii) any and all liability that was or may have been alleged against or imputed to the Company by the Executive or by anyone acting on his behalf; (iii) all claims for wages, monetary or equitable relief, employment or reemployment with the Company in any position, and any punitive, compensatory or liquidated damages; and (iv) all rights to and claims for attorneys' fees and costs except as otherwise provided herein; provided, however, that this release shall not extend to the obligations of the Company that are specifically recited or referred to in this Agreement, or to the rights of Executive and/or his spouse and eligible dependents with respect to the Company's benefit plans as described in Sections 2(d) and 2)(g) of this Agreement. The Executive expressly waives any and all rights granted by any federal, state or local laws or ordinances or regulations that are intended to protect the Executive from waiving unknown claims.

     (b) The Executive shall not file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any claim within the scope of this Section 6. The Executive represents and warrants that he has not assigned any claim released herein, or authorized any other person to assert any claim on his behalf.

     (c) In the event any action, suit, claim, charge or proceeding within the scope of this Section 6 is brought by any government agency, putative class representative or other third party to vindicate any alleged rights of the Executive, (i) the Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or

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producing documents therein, and (ii) all damages, inclusive of attorneys' fees, if any, required to be paid to the Executive by the Company as a consequence of such action, suit, claim, charge or proceeding shall be repaid to the Company by the Executive within ten (10) days of his receipt thereof.

     (d) Notwithstanding anything in this Agreement to the contrary, in the event of a violation of this Section 6 by the Executive, the Company's obligations pursuant to this Agreement shall cease as of the date of such violation and the Executive shall be liable to the Company for any actual damages the Company suffers as a result of such violation, including costs, expenses and all attorneys' fees and expenses.

     7.  Release and Waiver of Claims Against the Executive.

     The Company hereby forever releases and discharges the Executive from any and all actions, causes of action, claims or demands in general, special or punitive damages, attorneys' fees and costs, expenses or other compensation which in any way relate to or arise out of the Company's employment of the Executive or the termination of such employment or otherwise, which the Company may now or hereafter have under any federal, state or local law, regulation or ordinance. The release and waiver contained in this Section 7 of this Agreement shall not apply to any act of fraud or criminal conduct by the Executive of which the Company is not aware as of the date of this Agreement, nor to any act of non-compliance with the terms of this Agreement by the Executive.

     8.  No Admission of Wrongdoing.

     The release and waiver of claims by the Company in Section 7 of this Agreement, and the payment by the Company of that portion of the amounts and other benefits set forth in this Agreement to which the Executive would not otherwise be entitled, are being given to the Executive in return for the Executive's agreements and covenants contained in this Agreement. Nothing contained in this Agreement shall be construed as an admission of liability or wrongdoing by either the Executive or the Company.

     9.  Voluntary Execution of Agreement.

     BY HIS SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:

     (A) I HAVE RECEIVED A COPY OF THIS AGREEMENT AND WAS OFFERED A PERIOD OF FORTY-FIVE (45) DAYS TO REVIEW AND CONSIDER IT;

     (B) IF I SIGN THIS AGREEMENT PRIOR TO THE EXPIRATION OF FORTY-FIVE DAYS, I KNOWINGLY AND VOLUNTARILY WAIVE AND GIVE UP THIS RIGHT OF REVIEW;

     (C) I HAVE THE RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS AFTER I SIGN IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE CHIEF EXECUTIVE OFFICER OF THE COMPANY, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH I SIGNED THIS AGREEMENT;

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     (D) THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE
SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE AGREEMENT HAVING BEEN
REVOKED;

     (E) THIS AGREEMENT WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN (C). I AGREE NOT TO CHALLENGE ITS ENFORCEABILITY;

     (F) I AM AWARE OF MY RIGHT TO CONSULT AN ATTORNEY, HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT;

     (G) NO PROMISE OR INDUCEMENT FOR THIS AGREEMENT HAS BEEN MADE EXCEPT AS SET FORTH IN THIS AGREEMENT;

     (H) I AM LEGALLY COMPETENT TO EXECUTE THIS AGREEMENT AND ACCEPT FULL RESPONSIBILITY FOR IT; AND

     (I) I HAVE CAREFULLY READ THIS AGREEMENT INCLUDING THE RELEASE SET FORTH IN
SECTION 6, ACKNOWLEDGE THAT I HAVE NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE WRITTEN MATERIALS PRESENTED TO ME WITH THIS AGREEMENT, AND WARRANT AND REPRESENT THAT I AM SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

     10. Notices.

     All notices, requests, demands and other communications required or permitted hereunder shall be in writing, shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice, request, demand or communication shall be addressed: (a) if to the Company, to the Chief Executive Officer of the Company, 5501 Norman Center Drive, Minneapolis, Minnesota 55437; (b) if to the Executive, to his last known home address on file with the Company; or (c) to such other address as the parties shall have furnished to one another in writing.

     11. Termination and Amendments; Miscellaneous.

     (a) This Agreement may only be terminated, or the provisions of this Agreement amended or waived, prior to the expiration of the Company's and the Executive's obligations under this Agreement, by a writing signed by the Company and the Executive.

     (b) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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     (c) The failure to insist upon strict compliance with any provision hereof, or the failure to assert any right hereunder, shall not be deemed to be a waiver of such provision or right or of any other provision or right under this Agreement. In the event that any term, provision or release of claims or rights contained in this Agreement is found or determined to be illegal or otherwise invalid and unenforceable, whether in whole or in part, such invalidity shall not affect the enforceability of the remaining terms, provisions and releases of claims or rights.

     (d) Except for payments to be made from the trusts under the Company's Pension Plan D and 401(k) Retirement Savings Plan, all payments to be made hereunder shall be paid from the Company's general funds and no special or separate fund shall be established and no segregation of assets shall be made to assure the payment of such amounts. Nothing contained in this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Executive or any other person with respect to amounts to be paid hereunder; provided, however, that this Agreement does not affect the existing fiduciary duties of the Company under its Pension Plan D and 401(k) Retirement Savings Plan.

     (e) Nothing in this Agreement shall confer upon the Executive any right to continue in the employ of the Company or its affiliates.

     (f) This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

     (g) Any reference within this Agreement to an action, judgment, conclusion, or determination by the Company shall mean an action, judgment, conclusion, or determination of the Board of Directors of the Company or its authorized representative(s).

     (h) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

     (i) This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Minnesota.

     (j) This Agreement may be executed in two or more counterparts, all of which shall have the same force and effect as if all parties thereto had executed a single copy.

     IN WITNESS WHEREOF, the Company and the Executive have acknowledged and executed this Agreement effective as of the seventh day following the date first set forth above, unless revoked by the Executive in the manner set forth in
Section 9 above.

                                       JOSTENS, INC.


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_________________________________      By: _____________________________________
Gregory S. Lea                         Name: ___________________________________
                                       Title: __________________________________